Exhibit 99.1

Information Relating to Part II, Item 14 - Other Expenses of Issuance and Distribution
The expenses in connection with the offering of $160 million aggregate principal amount of 5.35% senior unsecured notes due 2021 by Public Service Company of New Mexico, registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-173530) filed on May 24, 2011, other than underwriting discounts and commissions, are set forth in the following table. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$29,475[1]
Accounting Fees and Expenses	30,000
Printing Expenses	25,000
Legal Fees and Expenses	250,000
Blue Sky Fees and Expenses	5,500
Fees and Expenses of Trustee	5,000
Rating Agency Fees	180,000
Miscellaneous Expenses	75,025
Total	$600,000

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1 Previously paid.